Exhibit 99.2

SATCON TECHNOLOGY CORPORATION
CONFERENCE CALL TRANSCRIPT
DECEMBER 23, 2003 - 10:00 a.m. (EST)

Operator:

Ladies and Gentlemen, thank you for standing by and welcome to the SatCon Technology Fourth Quarter year end earnings call.  At this time all the participant lines are in listen only mode. Later, there will be an opportunity for questions. Instructions will be given at that time.  If you need any assistance during the call, please press * then 0 and an operator will assist you off line.  As a reminder, today’s call is being recorded.  I would now like to turn the conference over to the President and Chief Executive Officer, Mr. David Eisenhaure. Please go ahead sir.

Ralph Norwood:

Actually, it’s Ralph Norwood, the CFO.  I’ll read the introduction.  Thank you operator and good morning everyone - welcome to SatCon Technology Corporation’s conference call to review the financial and operating results for our fourth quarter and year end for fiscal 2003 which ended September 30th.

Following my reading of our safe harbor statement, David Eisenhaure will provide an overview of SatCon’ current strategy and outlook.  After Dave’s comments, I will discuss SatCon’s financial results in more detail and provide some guidance going forward.  Mike Turmelle will then review our operating progress.  After our comments, we will be happy to spend some time answering any questions you might have.

Now I will read our safe harbor language.

This conference call contains forward-looking statements that involve a number of risks and uncertainties.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting to the following, the words - believes, anticipates, plans, expects, intends - and similar expressions are intended to identify forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption “Factors Affecting Future Results” in SatCon’s Annual Report on Form 10-K which we anticipate filing in the next day or so for the year ended September 30, 2003.  These factors are included herein by reference.  A copy is available from SatCon upon request.

At this point, I would like to introduce David Eisenhaure, SatCon’s President and Chief Executive Officer. David.

David Eisenhaure:

Thanks Ralph, and good morning everyone.  I would like to thank all of you for joining us today.  First let me say that I think we have made significant progress over the past year.  Of significant note is the trend we have shown over the last four quarters toward significantly reducing our costs.  During this year, we have restructured the Company substantially, reducing our headcount from over 300 a year ago to fewer than 200 employees currently.  Along with streamlining our personnel, we have significantly reduced outside service costs and consolidated facility space to further reduce our fixed costs. We have also centralized the management of our engineering pool to support all of the divisions, which has resulted in improved allocation of personnel.

Second, SatCon, like many of our technology peers, had to weather an economic downturn and weak capital markets that posed considerable challenges for all of us during the first six months of the year.  Fortunately, we were able to respond to those challenges and, I believe, we are now poised to take advantage of improving economic conditions as a leaner, more focused company.  Over the past five months, we have seen an increase in bookings from the industrial automation, defense and alternative energy markets. Given our current organizational structure, increases in revenue, like those seen this past fourth quarter will have a greater impact on reaching profitability and should more readily impact the bottom line.

Thirdly, we have improved our financial position through several efforts.  We sold $4 million of convertible securities during the year and recently took in an additional $1.6 million as these investors exercised options.  In addition, most recently, we raised $7.7 million by selling additional convertible preferred stock.  Our restructuring efforts over the last few quarters have enabled us to minimize our cash burn rate despite large accounting losses associated with non-cash items.

Despite the difficult economic environment in which the Company has operated over the past year, the Company has maintained a healthy backlog.  At September 30, 2003, our backlog was approximately $20 million. Of this amount, approximately $16 million is scheduled for shipment during fiscal year 2004.  A year ago, at September 30, 2002, our backlog totaled $16 million of which $13 million was expected to ship within 12 months.  Our current backlog includes contracts for military power control systems, large megawatt sized fuel cell power conversion systems, high reliability defense communications electronics and high power control systems for commercial applications.  Our work on high power electronics for military applications has been increasing steadily and our outlook is strong for the immediate future. A strategic approach that the Company has employed is to leverage Government investment for the advancement of this important technology that could help avoid blackouts, provide power in case of electrical problems or reduce our dependence on imported oil.  This has allowed us to improve the product and reduce costs for commercial applications like alternative energy where costs have been the overriding market driver.

We believe that the national focus on the nation’s power grid will create additional opportunities for our unique power generation systems and in particular our alternative power conversion systems. We have already placed two of our Uninterruptible Power Supplies, one at the LeCroy Data Center, an online university with 80,000 students and one that we recently installed at Deluxe Laboratories, one of the world’s largest movie film processing plants.

We have focused our energies and resources on the development and manufacturing of power control systems and believe that recent events will help our potential customer base to recognize the need for our power control products, including our inverter control system which we are selling into large fuel cells power generation systems.  These systems convert hydrogen into usable grid compatible electric power. We have also sold our rotary uninterruptible power supply systems which safeguards against the kind of outages experienced on August 14th in the northeast and recently in California in the San Francisco area by providing always-on power.

At this time I would like to turn the call over to Ralph Norwood, our Chief Financial Officer, for our financial review. Ralph.

Ralph Norwood:

To begin, I would like to address our results for the year.  Our revenues declined from $41.6 million in fiscal 2002 to $26.9 million in fiscal 2003.  All of our business units experienced a decline, in part because of the weak economy and, in part, due to some customer resistance to placing long term orders given our previous financial position. However, as David mentioned earlier, that financial position has improved and we are experiencing renewed growth in orders.

We responded to these challenges by focusing on minimizing our cash usage.  We cut our workforce by a third.  As painful as this was, we found that we could continue to meet our customer needs by focusing our resources on near term opportunities.

We realized early on that this reduction in our population needed to be supplemented with other aggressive actions to minimize our cash outflow.  During fiscal 2003 we cut our investment in receivables and inventories by over $3 million.  We put a clamp on our capital expenditures – using about $2 million less than our depreciation and amortization.  We sold our Beacon stock to raise over $1.5 million.  And finally, as David mentioned, we sold $4 million of convertible securities during the year.  The combination of all of these actions enabled us to weather a very challenging storm.  Despite incurring an operating loss for the year of $26.1 million, we were able to finish the year on September 30, 2003 with cash of $1.2 million and bank borrowings of $1.8 million.

Before I turn to recent developments, I would like to address our fourth quarter results.  Our revenues totaled $8.0 million.  And although this was down from the $11.2 million of revenues we recorded in the fourth quarter of fiscal 2002, it is up from our third quarter of $6.4 million and represents the highest revenue quarter for the fiscal year.  Our net operating loss totaled $2.2 million – about half of the $4.0 million recorded in last year’s fourth quarter.  And this net loss of $2.2 million was the lowest quarterly total we have reported since the second quarter of fiscal 2000 and reflects our reduced cost structure.

So, to sum up fiscal 2003, we focused on cash.  And despite a drop off of revenues we took the necessary actions to survive and the results of our fourth quarter provides evidence that we are making substantial progress in reducing our loss and cash usage.

Now I would like to turn to our recent financing.  As you know, our stock rebounded soon after the blackout in the northeast in August.  We believe that the blackout caused investors to take another look at SatCon and they liked what they saw.  We seized the opportunity of renewed interest in our company and raised $7.7 million by selling convertible preferred stock at the end of

October.  Earlier in the month we took in an additional $1.6 million as investors in the financing transaction that took place earlier in fiscal 2003 exercised their options.  These new funds and our improved operating results enabled us to improve our terms with the Silicon Valley Bank.  We amended that agreement about 10 days ago and, as a result:

• We increased the credit line to over $6 million;
• We reduced the borrowing rate by several percentage points;
• We reset the net worth covenant to give us more room to operate; and
• We extended the term for a year, now expiring on December 9, 2004.

Soon after we received the proceeds of the October financing, we paid off our bank borrowings in full and began reducing our payables.  We expect to use about $2 million of these funds in our current quarter to reduce our payables.  After these expenditures and paying off the bank loan, we expect our cash at the end of December to approximate $5 million.  And, as mentioned earlier, we will have no borrowings outstanding.  We anticipate that our cash after these transactions, together with the availability under the Amended Loan Agreement will provide sufficient funds to handle our operations through September 30, 2004.

Now, I would like to introduce Mike Turmelle, our Chief Operating Officer. Mike.

Mike Turmelle:

Thanks Ralph and good morning.  SatCon’s focus has been and continues to be the development and manufacturing of power control systems.  Power control systems match the electrical power characteristics of power generation sources to the load requirements of users.  In simpler terms, they make electrical power usable, distributable and controllable by controlling the power characteristics at the end use.  This ability is important for high power applications in critical military systems, alternative energy applications and in high reliability industrial automation. Our power control products include power inverters, power converters and control systems.  We believe that our products have now reached a level of maturity that can lead to profitable sales.  We have had much success in the military markets across all the divisions and we are beginning to see some up tick in alternative energy sales.

From 2001 to the present, SatCon has received $12 million in U.S. Navy grants to develop an Integrated Power System, or IPS, for “all-electric ships.”  We are very pleased with our progress on this technology, which is directly applicable to both utility and commercial electric grids as well as shipboard applications.  Our IPS and UPS technology present a significant opportunity for SatCon in grid stabilization for both the military and non-military sectors.

We expect to see a growing market acceptance for power control products in these potentially significant markets, particularly given an increased demand by users for higher reliability electricity after events like the northeast blackout of August 14th and those experienced in Europe and recently in San Francisco. Because of their need for reliability and increased power within decreased size requirements, the military has become a strong early adopter of our power control products that offer reduced size and an increased reliability at high power ratings.

Over the past year we have delivered several Power Conditioning Systems, or PCS’s, for large fuel cell power generation systems with a well known fuel cell manufacturer.  We expect that this business will continue to grow in the near future.  Also, this past year we introduced a line of PCS’s for photovoltaic (solar) power generation for commercial and light industrial applications to complement our alternative energy products for fuel cell and wind turbine power generation. These converter systems are designed for use with solar power systems to generate electrical power in office buildings, small factories, hotels and similar-sized facilities.

We were recently chosen by Uni-Solar, the leading manufacturer of thin film photovoltaic solar panels and provider of commercial PV roof system solutions, has selected the SatCon PowerGateTM Module for integration into its photovoltaic power generation systems for installations greater than 50-kilowatts.

In our Uninterruptible Power Supply products, we have also reached product maturity.  During the calendar year, we sold, delivered and installed two of our Rotary UPS systems.  A power outage occurred within the day following of the installation at LeCroy and SatCon’s UPS was able to maintain power to the facilities critical systems.  The installation at the Deluxe Film Laboratories in Toronto also went well and we are encouraged by the feedback that we have received from potential customers and product representatives now that we have units working in the field.

Our Applied Technology division has expanded its customer base significantly and has generated a significant increase in backlog.  SatCon Electronics has maintained a solid base of military and commercial customers and, under its new management team, has made significant strides in quality and on-time delivery.

Across our divisions, we have already experienced a resurgence in booking activity over the last quarter and into this quarter. Dave.

David Eisenhaure:	Thanks Mike. Over the last several months, I believe we have positioned the Company to take advantage of an improved economy in general and our sector in particular. Specifically, we have:

• Increased our cash position;
• Shrunk the cost base of the Company – especially by restructuring the Power Systems Division;
• Focused on cash, aiming in the short run to achieve a cash neutral position; and
• Maintained a healthy backlog of $20 million, during difficult times.
• Also successfully installed two of our Rotary UPS Systems.

Based on these cost cutting successes and our backlog, we have a goal for 2004 to be cash breakeven for the year, not counting the $2 million we used this quarter to reduce our payables, at revenue levels consistent with those of fiscal year 2001 and 2002 which you will recall were in the low $40 million range.

We appreciate the patience of our shareholders and want all of you to know that we are optimistic as we look forward and are committed to generating value for our shareholders in the future.

If you have any questions for us today, I will now open the floor to the question and answer portion of the call.

Operator:

And ladies and gentlemen if you would like to ask a question, please press the * then 1 on your touchtone phone.  You will hear a tone indicating that you have been placed in queue.  If you wish to remove yourself from the queue, please press the # key and we ask that if you are using a speakerphone if you could please pick up your handset before pressing any numbers. Once again, if you do have a question, please press * then 1 on your touchtone phone.

Our first question comes from the line of Mike Schwark with A.G. Edwards. Please go ahead.

Mike Schwark:	Morning gentlemen.

David Eisenhaure:	Hi Mike. How are you this morning?

Mike Schwark:

I’m fine thank you. I know it might be frustrating sometimes with all that you guys have going, the people, the investment world, seem to focus on your bigger ticket products, but I’m just kind of wondering at this point, what, if you can put it in black and white for us, sort of, what stands between SatCon and future sales of the UPS systems now that you’ve got the testing units up and running. And also what stands between SatCon and, I guess, the announcement or the putting into place the teamwork, you know, the teaming up with a larger partner. Since we haven’t heard about that I was wondering if you could shed some light on it.

David Eisenhaure:

Well clearly there has been a lot of enthusiasm around our rotary UPS product and the fuel cell products, you know. It’s something that we’re discussing with customers every day. The blackouts in August certainly got people’s attention. Those in Europe later in the year. And finally the series of blackouts out in California have focused things on people. I think the answer is time and that time right now is not too long. We see those products rolling out in a normal manner. We’re very enthusiastic and we have people pretty much looking at those things on a daily basis. Maybe Mike Turmelle is the general manager of that business unit, maybe you want to comment about it as well.

Mike Turmelle:

The interest level, Mike, is very high. I think that the time involved is the time that we’re into budgeting cycles. These item are a million to a million and a half dollar items. They require a lot of approval going up through the full cycle. I know that we’ve had a lot of interest. We have folks that are in different stages of their own internal process, but we’re pretty buoyed by what we see.

Mike Schwark:	Mike when they look at the SatCon products and compare to your competitors out there, what do they see? How are they, what sort of judgments are they making?

Mike Turmelle:

I think the judgments they’re making is that ours is a more, it’s a simpler system. The architecture is very simple. And in comparison, when they look at the competitor’s module, our module, it’s very evident that ours is a very simplistic system and has some very nice, elegant design to it. That’s the biggest thing. The footprint of our system is much smaller than the competitors. And that’s really key for a lot of these guys because one of the major issues they’re going to have to go back and look at is where are we going to site these things. Where are we going to put them? Square footage is always at a premium. The size that we offer, the complete package, and the pricing is very competitive.

Mike Schwark:	Ok, thanks Mike.

Operator:	Our next question is from the line of Ben Stoller with H.S. Capital. Please go ahead.

David Eisenhaure:	Hi Ben. How are you?

Ben Stoller:	Hi, guys. How are you?

David Eisenhaure:	Nice to have you with us today.

Ben Stoller:

First congratulations on being able to recap the capital structure, if you will.  And second, in terms of the cuts that you’ve announced, how much of the cuts were basically on the sales side of the organization and in terms of a strategic alliance does it make sense to form one early on to help build that backlog.

Mike Turmelle:	The cuts on the sales side were very small. It was really in the engineering and on the manufacturing floor that the major amount of the cuts were. And also in the middle administrative group.

Ben Stoller:	And in terms of being able to form a strategic alliance to try and build up that backlog and reach us in profitability in sometime during 2004.

David Eisenhaure:

Well we’re working on that. You know, we want to pick the right strategic partner and we are in negotiations with a number of people. We do have our own rep force that basically reps us out all over the world that sells these new products as well as our other products. But as the products catch on we would anticipate cutting a deal with a larger distribution partner and we want to pick the right one. We’re sort of in demand in that area. We have a product that nobody else has and we want to use that to our own advantage and make sure we cut the right deal.

Ben Stoller:

I understand. And the cash flow positive, I guess the $5 million in cash we’ll have at year end. You anticipate the cash to start coming in basically as the backlog grows or as you deliver on the backlog?

David Eisenhaure:

Well, we have a goal for the overall year of being cash flow break even for the year. We expect our revenues to be up at the 2001 2002 level. As you recall we did around $40 million those years. It depends a little bit on the mix. Our goal for the first quarter was to be cash flow neutral for the first quarter. The first quarter isn’t over yet. We will be close.

Ben Stoller:	Alright, very good. Listen, keep up the good work. Thank you.

David Eisenhaure:	Thank you.

Operator:	And now I’d like to turn the call back over to Mr. David Eisenhaure.

David Eisenhaure:

Well, thank you all.  I appreciate you being with us today and we’re working hard to make SatCon a bigger, more profitable company for all your benefit and wish you all a happy holidays for you and your families and if during the quarter you would like information from us, feel free to call any of us and we look forward to seeing you during the next conference call.  Thanks again.